                                                                     EXHIBIT (i)




                  [VEDDER PRICE KAUFMAN & KAMMHOLZ LETTERHEAD]







                                 December 23, 1998



Driehaus Mutual Funds
25 East Erie Street
Chicago, Illinois 60611

Board of Trustees:

         Reference is made to the Post-Effective Amendment to the Registration Statement on Form N-1A under the Securities Act of 1933 being filed by Driehaus Mutual Funds (the "Trust") in connection with the proposed public offering of an indefinite number of shares of beneficial interest, no par value ("Shares"), in the Driehaus International Discovery Fund and the Driehaus European Opportunity Fund (the "Portfolios"), authorized series of the Trust.

         We have acted as counsel for the Trust since its inception and in such capacity have assisted in supervising its organization and have counseled the Trust regarding subsequent legal matters.

         Based upon the foregoing, we advise you and opine that (a) the Trust is a legally organized and validly existing business trust under the laws of the State of Delaware (commonly known as a Delaware business trust) which, unless terminated as provided in its Agreement and Declaration of Trust, shall continue in existence without limitation of time; and (b) the Trust is authorized to issue an unlimited number of Shares of the Portfolios and upon the issue of any thereof for cash at net asset value and receipt by the

                 [VEDDER, PRICE, KAUFMAN & KAMMHOLZ LETTERHEAD]


Trust of the authorized consideration thereof, the Shares of the Portfolio so issued will be validly issued, fully paid and nonassessable by the Trust.


         We hereby consent to the use of this opinion in connection with said Registration Statement relating to said Shares and to the listing of our name as legal counsel therein.

                                               Very truly yours,

                                               VEDDER, PRICE, KAUFMAN & KAMMHOLZ


COK